Exhibit 99.1
For Immediate Release
Orbitz Worldwide, Inc. Announces Conference Call to be Held on
August 6 to Discuss Second Quarter Results and Restatement
Company Announces Correction of Certain Financial Information
Chicago — August 6, 2008 — Orbitz Worldwide, Inc. (NYSE: OWW) announced that it will restate its previously-issued financial statements to correct the classification of certain intercompany transactions with Travelport Limited (“Travelport”) and credit card receipts at its foreign operations.
This restatement affects only the company’s historical consolidated statements of cash flows and the Cash and Cash Equivalents and Accounts Receivable line items on the company’s consolidated balance sheets. It does not affect the company’s consolidated statements of operations.
The company will reclassify certain intercompany transactions with Travelport in its consolidated statements of cash flows. The company determined that certain non-cash intercompany payables related to interest accrued on loans between the company and Travelport were overstated in Operating Activities and correspondingly understated in Financing Activities in its consolidated statements of cash flows for the interim periods ended June 30, 2007, and September 30, 2007, and for the year ended December 31, 2007.
The company will also reclassify certain credit card receipts in its consolidated balance sheet as of December 31, 2006, and consolidated statements of cash flows for the years ended December 31, 2007, 2006 and 2005, and the interim periods ended June 30, 2007, and September 30, 2007.
This restatement is a result of the company’s determination that the classification of credit card receipts in-transit at the company’s international operations was not consistent with the classification of credit card receipts in-transit at its domestic operations. These receipts, which generally are collected within two to three days, were classified as Cash and Cash Equivalents by the foreign operations and as Accounts Receivable by the domestic operations. In order to be consistent, the company has reclassified credit card receipts in-transit from Cash and Cash Equivalents to Accounts Receivable at its international locations.
The net impact of both of these reclassifications for the years ended December 31, 2007, 2006 and 2005, is summarized in the table below.

	Successor
	Year Ended December 31, 2007
	Previously	Credit Card	Intercompany	As
	Reported	Receipts in-transit	Transactions	Restated
	(in millions)
Net cash provided by operating activities	$96	$10	$(37)	$69

Net cash (used in) investing activities	(80)	—	—	(80)

Net cash (used in) provided by financing activities	(24)	—	37	13

Effect of exchange rate changes on cash and cash equivalents	5	—	—	5

Net (decrease) increase in cash and cash equivalents	(3)	10	—	7

Cash and cash equivalents, beginning of period	28	(10)	—	18

Cash and cash equivalents, end of period	$25	$—	$—	$25

	Predecessor			Successor
	Period from January 1, 2006 through August 22, 2006			Period from August 23, 2006 through December 31, 2006
	Previously	Credit Card	As	Previously	Credit Card	As
	Reported	Receipts in-transit	Restated	Reported	Receipts in-transit	Restated
		(in millions)		(in millions)
Net cash provided by operating activities	$126	$(5)	$121	$39	$—	$39

Net cash (used in) investing activities	(54)	—	(54)	(29)	—	(29)

Net cash (used in) financing activities	(70)	—	(70)	(7)	—	(7)

Effect of exchange rate changes on cash and cash equivalents	1	—	1	(11)	—	(11)

Net increase (decrease) in cash and cash equivalents	3	(5)	(2)	(8)	—	(8)

Cash and cash equivalents, beginning of period	33	(5)	28	36	(10)	26

Cash and cash equivalents, end of period	$36	$(10)	$26	$28	$(10)	$18

	Predecessor
	Year Ended December 31, 2005
	Previously	Credit Card		As
	Reported	Receipts in-transit		Restated
		(in millions)
Net cash provided by operating activities	$59	$—		$59

Net cash (used in) investing activities	(474)	(5	)(a)	(479)

Net cash provided by financing activities	433	—		433

Effect of exchange rate changes on cash and cash equivalents	(9)	—		(9)

Net increase in cash and cash equivalents	9	(5)		4

Cash and cash equivalents, beginning of period	24	—		24

Cash and cash equivalents, end of period	$33	$(5)		$28

(a)	Due to the Company’s acquisition of ebookers in February 2005, the reclassification impacted net cash used in investing activities for the fiscal year ended December 31, 2005.

Conference Call
The Company will host a conference call to discuss its second quarter 2008 financial results, as well as this press release and the Form 8-K related to the restatement of its financial statements, today (August 6) at noon EDT (11:00 a.m. CDT). A live webcast of the call can be accessed through the Orbitz Worldwide Investor Relations website at http://orbitz-ir.com. The company will issue a press release reporting its results prior to the call.
An archive of the webcast can be accessed through the Orbitz Worldwide Investor Relations website for a period of at least 30 days after the conference call, and an MP3 file of the call will be available to download from the site. A transcript of the call will be posted under Webcasts & Presentations on the site.
About Orbitz Worldwide
Orbitz Worldwide (corp.orbitz.com) is a leading global online travel company that uses innovative technology to enable leisure and business travelers to research, plan and book a broad range of travel products offered by over 75,000 suppliers worldwide. Orbitz Worldwide owns and operates a portfolio of consumer brands. In the U.S., those brands include Orbitz (www.orbitz.com) and CheapTickets (www.cheaptickets.com), a leading online site for discounted leisure travel products. Orbitz Worldwide’s international brands include ebookers (www.ebookers.com), a leading full-service online travel company in Europe, serving customers through 13 country-specific websites; HotelClub (www.hotelclub.com), a global accommodation specialist website offering hotels in approximately 120 countries; and RatesToGo (www.ratestogo.com), which offers last-minute hotel reservations worldwide. The Away Network (www.away.com) specializes in providing travel content for travelers seeking unique experiences and activities. Orbitz for Business (www.orbitzforbusiness.com) is a full-service managed business travel program offering a portfolio of business travel products for small to large companies. Orbitz Worldwide is listed on the New York Stock Exchange (NYSE: OWW).
Investor Contact:
Shannon Burns
Orbitz Worldwide, Inc.
312-260-2550
shannon.burns@orbitz.com
Media Contact:
Brian Hoyt
Orbitz Worldwide, Inc.
312-894-6890
bhoyt@orbitz.com

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